Exhibit 10.51

Heads of Agreement

For An Acquisition of 2% of the Outstanding Stock

Of Predicxion Group Limited

By NewGenIvf Group Limited

May 15, 2026

Parties	●	PredicXion Group Limited (Company Registration No: 2199437), a company organized under the laws of British Virgin Islands, with registered address at Aegis Chambers, 1st floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Virgin Islands (“PredicXion”); and

	●	NewGenIvf Group Limited, a British Virgin Islands incorporated company, with registered address at 1/F, Pier 2, Central, Hong Kong (“NIVF”).

	●	Each of NIVF and PredicXion are referred to as a “Party” and collectively referred to as the “Parties”.

Acquisition Structure:	●	NIVF shall acquire a 2% equity interest in PredicXion (the “Acquisition”), at a pre-money valuation of US$100,000,000, subject to customary due diligence and entry into definitive transaction documents (“Transaction Documents”). The shares shall be issued with standard anti-dilution provisions, right to participation, preemption rights, and tag-and-drag along rights.

	●	NIVF shall have an option exercisable at any time within three months after signing the Share Purchase Agreement, to acquire an additional 8% of PredicXion’s fully diluted equity (bringing NIVF’s total ownership to 10%) at the same pre-money valuation of US$100,000,000 (“Top Up Option”).

	●	Notwithstanding the foregoing, if NIVF conducts any fundraising, financing, capital raising, strategic investment, PIPE, private placement, or other equity or equity-linked financing that is marketed, positioned, or otherwise related to K25.ai, PredicXion, AI, prediction markets, information markets, live-streaming prediction markets, or any substantially similar concept, NIVF shall be required to exercise at least 4% of the Top Up Option. Accordingly, NIVF shall subscribe for newly issued shares representing an additional 4% of the fully diluted share capital of PredicXion at the same pre-money valuation and on the same consideration structure set out in the Transaction Documents. The remaining 4% of PredicXion’s fully diluted share capital under the Top Up Option shall remain exercisable at NIVF’s option within the agreed option period and on the agreed terms.

Consideration:	●	The Consideration payable for the Acquisition, which shall be paid concurrently with Closing, shall be a combination of:

(i) cash consideration of US$1,000,000 or an equivalent amount in stablecoin, or Solana; and

(ii) 666,667 newly issued class A ordinary shares of NIVF at a share price of US$1.50 per share.

	●	The Consideration payable for the Top Up Option, which shall be paid at closing of the top up option transaction, shall be a combination of:

(i) cash consideration of US$4,000,000 or an equivalent amount in stablecoin, or Solana; and

(ii) the number of newly issued class A ordinary shares of NIVF equal to US$4,000,000 based on an issuance price equal to 110% of the Minimum Price. The “Minimum Price” shall be the lower of (i) the closing price on the trading day immediately preceding the notice to exercise the Top Up Option (the “Reference Day”), or (ii) average closing price for the five trading days prior to the Reference Day.

Closing	●	Closing shall occur within 2 days of the satisfaction or waiver of the Closing Conditions.

Closing Conditions:	●	Completion by NIVF of customary confirmatory due diligence on PredicXion, limited to PredicXion’s corporate authority, capitalization, ownership, and any material legal or regulatory restrictions that would prevent Closing. This condition shall be deemed satisfied once PredicXion has provided the requested materials in good faith, after which NIVF shall not unreasonably withhold, delay, or condition Closing based on matters outside the scope above.

	●	Receipt by the Parties of such corporate approvals as may be necessary to consummate the Acquisition and the transactions contemplated hereby.

	●	No material adverse change with respect to the Parties or any of their subsidiaries.

	●	Applicable regulatory clearance having been obtained, if any.

	●	Waivers of all pre-emptive rights which PredicXion’s existing shareholders have or may have in respect of any of the PredicXion shares to be acquired and/or subscribed for by NIVF at closing pursuant to PredicXion’s existing shareholder agreement.

	●	Receipt of any required third-party consents.

	●	The Parties’ entry into an exclusive agency agreement as detailed below.

NIVF Board	●	On or after Closing, and as long as PredicXion holds equity in NIVF, PredicXion may nominate 3 independent non-executive directors to NIVF’s board of directors. NIVF shall, subject to approval by its board or relevant committee of its board, and subject to compliance requirements under BVI law, appoint such nominees to the board.

PredicXion Board Observer	●	On or after Closing, as long as NIVF holds equity in PredicXion, NIVF shall have the right to designate one non-voting observer to PredicXion’s board of directors. PredicXion shall, subject to approval by its board or relevant committee of its board, and subject to compliance requirements under BVI law and PredicXion’s constitutional documents, permit such nominee to attend board meetings as a non-voting observer.

Use of Proceeds	●	All cash/crypto proceeds shall be used by PredicXion as working capital for expansion of its AI-powered prediction market platform (branded as K25.ai) in the Asia-Pacific region.

Information Rights	●	NIVF shall have customary information rights, including quarterly unaudited and annual audited financial statements of PredicXion.

Exclusive Agency Agreement	●	Concurrently with Closing, NIVF and PredicXion shall enter into an Exclusive Agency Agreement under which NIVF will act as exclusive agent for the promotion and sale of PredicXion’s platform services (K25.ai) in Thailand, Singapore, Japan, and other APAC territories as mutually agreed – excluding Hong Kong. NIVF will earn a commission of 10% of gross profit generated from customers introduced or directly serviced by NIVF.

Definitive Agreements	●	The Parties shall use reasonable endeavours to enter into definitive agreements in connection with the Acquisition contemplated herein within two (2) months (the “Definitive Agreements”).

Representations and Warranties	●	Standard representations and warranties from PredicXion as of signing and Closing, including, corporate existence and authority, no conflicts, no litigation, capitalization, no undisclosed liabilities, financial information, regulatory compliance, intellectual property, and no material adverse change.

	●	Standard representations and warranties from NIVF as of signing and closing on NIVF shares, Nasdaq listing compliance, and public filings.

Confidentiality:	●	The terms and conditions of the Acquisition and other transactions contemplated hereunder will be confidential information and will not be disclosed by any Party without written permission from the other Parties.

	●	Notwithstanding the foregoing:

(i) each Party may disclose this proposed Acquisition to its shareholders, advisors, board of directors and legal counsels for the sole purpose of consideration and evaluation of the Acquisition; and

(ii) any PR release, public announcement, Form 6-K, regulatory disclosure, investor communication, or other market-facing disclosure relating to the Acquisition or the transactions contemplated hereunder may only be made after this Agreement has been duly executed by both Parties and the Deposit has been deemed received by PredicXion, and shall be subject to prior consultation between the Parties on the content and timing of such disclosure.

	●	During the period from the date of acceptance by PredicXion of the terms of this Agreement until the earlier of (i) public announcement of the Acquistion; (ii) the date on which discussions regarding the Acquisition are terminated by mutual agreement, and subject to the Definitive Agreement, PredicXion will restrain from trading the shares of NIVF.

Expenses:	●	Each Party will bear its own costs and expenses (including legal, accounting, and consulting fees) incurred in connection with this Agreement and the Acquisition.

Closing Deadline:	●	2 (two) months from the date of execution of this Agreement, which may be extended by mutual consent of the Parties.

Exclusivity:	●	From the execution of this Agreement until the earlier of: (i) Closing Deadline; and (ii) the date on which discussions regarding the Acquisition are terminated by mutual agreement (“Exclusivity Period”), PredicXion shall not, and shall request PredicXion’s other shareholders shall not, solicit or participate in any discussions or negotiations with any other person relating to the acquisition of PredicXion stock or PredicXion’s assets or business, in whole or in part, through purchase, merger, consolidation, or otherwise other than to undertake discussions pertaining to a fundraising round; provided that no such fundraising round shall be completed during the Exclusivity Period without NIVF’s consent.

Deposit	●	(a) Payment. Within five (5) Business Days of the date of execution of this Agreement, NIVF shall pay to PredicXion a deposit of US$200,000 (the “Deposit”) by on-chain transfer to the digital wallet address designated by PredicXion in writing. The Deposit shall be deemed received upon sufficient blockchain confirmation and shall be held by PredicXion and dealt with solely in accordance with this clause.

	●	(b) Application on Closing. If the Acquisition closes in accordance with the terms of the Definitive Agreements, the Deposit shall be applied in full toward and credited against the Cash Consideration payable by NIVF at Closing.

	●	(c) Liquidated Damages — PredicXion Breach. If, during the Exclusivity Period, PredicXion: (i) breaches its exclusivity obligations under this clause; or (ii) enters into any agreement, whether binding or non-binding, with any third party in respect of any transaction described in paragraph (a) or (b) of the PredicXion Exclusivity Obligation above, then PredicXion shall within five (5) Business Days of written demand by NIVF: (A) return the Deposit in full to NIVF; and (B) pay to NIVF an additional sum of US$200,000 as agreed liquidated damages (the “Liquidated Damages”). The Parties agree that the Liquidated Damages represent a genuine pre-estimate of NIVF’s loss arising from a breach of exclusivity, including NIVF’s due diligence costs, management time, and opportunity cost, and are not a penalty.

	●	(d) Penalty — NIVF Withdrawal Without Cause. If NIVF withdraws from or terminates discussions regarding the Acquisition other than due to the non-satisfaction of the Closing Conditions or a breach by PredicXion of its obligations under this Agreement, NIVF shall pay PredicXion a penalty of US$800,000 as agreed compensation for PredicXion’s lost opportunity, transaction costs, and related commercial impact.

Governing Law and Dispute Resolution:	●	This Agreement is governed by the laws of the British Virgin Islands.

	●	Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the BVI International Arbitration Centre (BVI IAC) under the BVI Arbitration Rules in force when the Notice of Arbitration is submitted. The number of arbitrators shall be one.

	●	The language of the arbitral proceedings shall be English.

	●	The Definitive Agreements entered into pursuant to this Agreement shall be governed by the laws of the British Virgin Islands.

Binding Effect:	●	The terms of this Agreement shall be binding on the Parties, and are intended to create a duty to negotiate in good faith towards a definitive transaction documents.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

PREDICXION GROUP LIMITED

By:	/s/ Cheung Kong Yiu
Name:	Cheung Kong Yiu
Title:	CEO

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

NEWGENIVF GROUP LIMITED

By:	/s/ Siu Wing Fung Alfred
Name:	Siu Wing Fung Alfred
Title:	CEO and Chairperson